Exhibit 99.1
Town Sports International, LLC Announces Results for Cash Tender Offer for Outstanding Debt Securities and Redemption of Outstanding Debt Securities
NEW YORK, February 27, 2007 –Town Sports International, LLC (the “Company”) today announced the expiration, as of Midnight (New York City time) on February 26, 2007, of the Company’s cash tender offer to purchase any and all of its outstanding 9 5/8% senior notes due 2011 (the “Notes”) and its acceptance for payment of $165,540,000 aggregate principal amount of the Notes validly tendered. Holders that validly tendered their Notes will be entitled to the payment of $1,052.91 per $1,000 principal amount of Notes tendered. Deutsche Bank Securities Inc. acted as the exclusive dealer manager and consent solicitation agent for the Company’s tender offer.
The Company also announced today that it has issued a notice of redemption for all of its remaining outstanding 9 5/8% Senior Notes due 2011 (the “Notes”), at a redemption price equal to $1,048.13 per $1,000 principal amount of Notes, plus accrued and unpaid interest on such amount to, but excluding, April 15, 2007. The notes will be redeemed on April 15, 2007.
Interest on the Notes will cease to accrue on and after April 15, 2007. The only remaining right of the holder thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).
A Notice of Redemption is being mailed by The Bank of New York, the trustee for the Notes, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York at (800) 245-2826.
About Town Sports International, LLC:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 146 clubs and approximately 447,000 members in the U.S. as of December 31, 2006. In addition, TSI operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit http://www.mysportsclubs.com.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.
Contact
Investor:
212-246-6700 ext 710
Investor.relations@town-sports.com
Or
Joseph Teklits
Integrated Corporate Relations
203-682-8200
joseph.teklits@icrinc.com

Media:
Alecia Pulman
Integrated Corporate Relations
203-682-8200
alecia.pulman@icrinc.com